                                                                    EXHIBIT 99.2




CONTACT: Michael Berman                                  FOR IMMEDIATE RELEASE
         (312) 279-1496                                  April 17, 2006



                    ELS CEO COMMENTS ON FIRST QUARTER RESULTS


         CHICAGO, IL -Equity LifeStyle Properties, Inc. (NYSE: ELS) announced comments on the Company's first quarter performance. The comments reflect the prepared remarks of Thomas Heneghan, President and CEO of the Company. The remarks should be read in conjunction with the first quarter earnings release issued separately today.

         "We are pleased with our first quarter 2006 results released today. Our core business continues to enjoy a favorable operating environment and this is reflected in our top line performance. However, additional costs related to our growth and inflationary pressures impact the quarter-to-quarter expense comparison. We expect higher than inflation cost pressure; however, we believe our growth rate in core operating income can be improved upon over the remainder of the year. With the first quarter winter season nearing completion, our focus has already shifted to the summer season at our northern resort destinations. Although early, we are ahead of last year's pace and the operating environment is positive.

         Our sales operation continues to exceed the prior year comparisons in sales volumes, but increases in sales expenses during the quarter resulted in flat sales operation profitability comparisons. The increase in sales expenses reflects new sales programs initiated at some of our newly acquired properties. In addition to improving the look of our resort cottages, we have recently introduced a new high quality one-bedroom resort home with approximately 600-900 square feet. This home has ten-foot ceilings and upgraded finishes and is priced at approximately $70,000. We believe the introduction of this home allows us to offer a wide variety of homes and price points between a 400 square foot cottage for as low as $40,000 to resort homes with more than 2,000 square feet for $150,000 or more.

         We also continued to strategically position our Company and its lifestyle focus. The transaction involving the 59 Thousand Trails properties reflects a transfer of the Thousand Trails membership business to an experienced industry veteran. Joe McAdams, the former CEO of Affinity Group Inc. with over 18 years experience in the RV industry, is well suited to take over this business. Joe's experience and depth of contacts creates the potential for strategic alliances with several segments of the industry, including RV manufacturers, RV dealerships, RV clubs, and service providers.

         As you may recall, Joe McAdams resigned from ELS' board of directors in 2005 to create Privileged Access. One key initiative of Privileged Access was the leasing of sites in certain ELS properties for the purpose of introducing flexible use products such as vacation club, membership, and fractional-use resort cottages. Privileged Access' business plan has been greatly accelerated by acquiring a solid operating platform. In addition, ELS' interests are well served by having an experienced owner/operator leasing our properties in a manner that is expected to produce long-term stable cash flow. Our decision to waive our rights of first offer and consent to this transaction reflects this belief.

         In addition to consenting to the transfer of the Thousand Trails business, the pending acquisition of seven additional properties also announced today will, upon consummation, accomplish a number of stated goals, including: the disposition of two assets previously targeted for sale, the acquisition of seven additional lifestyle-oriented properties, an increase in our expansion and development potential by an additional 950 acres, and a further expansion of our tenant/landlord relationship with Privileged Access. RCI, a leading provider to the vacation ownership industry and a shaping force in the introduction of points-based products, has been retained as a consultant to develop new and enhanced products for Privileged Access.

         During the quarter, we also converted our mezzanine investment in 11 properties to full ownership. Although initially at a lower yield than the fixed return from our mezzanine investment, we believe that the acquisition was an attractive opportunity to increase our operations in already familiar locations, including Florida and Arizona. Over the long-term, we believe these properties will benefit from inclusion in our call center, web sites and other marketing channels.

         As a result of these transactions, ELS has further improved its portfolio of quality properties focused on providing lifestyle-oriented active adults with housing options for their resort home, cottage or RV. We look forward to working with Privileged Access to introduce additional options for our customers at our properties in ways that are consistent with our structure and meet our desire to create long-term cash flow streams from our assets."

         This news release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. When used, words such as "anticipate," "expect," "believe," "project," "intend," "may be" and "will be" and similar words or phrases, or the negative thereof, unless the context requires otherwise, are intended to identify forward-looking statements. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, including, but not limited to: in the age-qualified properties, home sales results could be impacted by the ability of potential homebuyers to sell their existing residences as well as by financial markets volatility; in the all-age properties, results from home sales and occupancy will continue to be impacted by local economic conditions, lack of affordable manufactured home financing, and competition from alternative housing options including site-built single-family housing; our ability to maintain rental rates and occupancy with respect to properties currently owned or pending acquisitions; our assumptions about rental and home sales markets; the completion of pending acquisitions and timing with respect thereto; the effect of interest rates as well as other risks indicated from time to time in our filings with the SEC. These forward-looking statements are based on management's present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. ELS is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.

         Equity LifeStyle Properties, Inc. owns or has an interest in 290 quality properties in 28 states and British Columbia consisting of 107,670 sites. We are a self-administered, self-managed, real estate investment trust
(REIT) with headquarters in Chicago.

         A live webcast of Equity LifeStyle Properties, Inc.'s conference call discussing these results will be available via our website in the Investor Info section at www.equitylifestyle.com 10:00 a.m. Central Time on April 18, 2006. The conference call will be limited to questions and answers from interested parties.